Exhibit 99.1

Contact:	Chuck Jones
770-752-3594, office
770-289-0894, cell
chuck.jones@choicepoint.com
Release No.:

ChoicePoint® Increases Available Authorization to $400 Million under

Repurchase Plan

ALPHARETTA, GA – July 25, 2006 – The Board of Directors of ChoicePoint Inc. (NYSE: CPS) has increased the value of the company’s current share repurchase program by $250 million to a total value of $625 million. As of today, $400 million remains available under the purchase plan authorized by the Board of Directors.

The Board’s decision is effective immediately.

About ChoicePoint

ChoicePoint (NYSE: CPS) helps businesses, government agencies and nonprofit organizations make better decisions through information and technology solutions. Each year, ChoicePoint helps more than seven million people get the jobs they deserve and more than 100 million people get fairly priced home and auto insurance. Small businesses can obtain affordable commercial insurance because of our products. Businesses grow revenue with our marketing services and cut costs through our authentication and anti-fraud tools. Government agencies use our data and technology to fulfill their missions in all parts of the world. Visit www.choicepoint.com for more information.

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ChoicePoint and the ChoicePoint logo are registered trademarks of ChoicePoint Asset Company.